Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
May 22, 2008

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093-2753

Re:	Kraft Foods Inc.

$1,250,000,000 aggregate principal amount of 6.125% Notes due 2018

$750,000,000 aggregate principal amount of 6.875% Notes due 2039

Ladies and Gentlemen:

We are acting as counsel to Kraft Foods Inc., a Virginia corporation (the “Company”), in connection with the proposed issuance and sale by the Company of $1,250,000,000 aggregate principal amount of its 6.125% Notes due 2018 and $750,000,000 aggregate principal amount of its 6.875% Notes due 2039 (collectively, the “Notes”) pursuant to the prospectus supplement dated May 19, 2008 (the “Prospectus Supplement”) supplementing the prospectus dated December 4, 2007 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-147829) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2007. As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued under an Indenture dated as of October 17, 2001 (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank), as trustee (the “Trustee”).

We have examined (i) the Prospectus, (ii) the Registration Statement, (iii) the Indenture, (iv) the Notes in global form, (v) the executed Terms Agreement dated May 19, 2008 between the Company and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as representatives of the several underwriters named therein (the “Terms Agreement”), (vi) the Amended and Restated Underwriting Agreement dated December 5, 2007 incorporated by reference in the Terms Agreement (the “Underwriting Agreement”), (vii) certain resolutions of the Board of Directors of the Company adopted on July 2, 2007 and October 4, 2007, as certified by the Vice President and Corporate Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the execution and delivery of the Terms Agreement, the delivery of the Underwriting Agreement and the issuance and sale of the Notes (the “Board Resolutions”),

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Kraft Foods Inc.

May 22, 2008

and (viii) the officers’ certificate dated as of the date hereof executed by duly authorized officers of the Company establishing the terms of the Notes pursuant to the Board Resolutions. We also have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

This opinion letter is limited to the federal laws of the United States of America, the laws of the State of New York and the Virginia Stock Corporation Act.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to sales of the Notes.

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP
Sidley Austin LLP